Exhibit 10.45

Upon a motion duly made and seconded, the Board approved the following resolutions:

     RESOLVED, that (1) the Riggs Executive Managerial Bonus Program (the “Program”) shall be discontinued for the 2004 calendar year and all future years and (2) no bonuses shall be paid under the Program with respect to the 2004 calendar year or any future years.

     FURTHER RESOLVED, the Boards of Directors of the Bank and Riggs National Corporation hereby approve the establishment of a discretionary pool of up to $1,500,000 which may be allocated and paid, at the discretion of the Bank’s senior management and the Compensation Committee of the Bank’s Board of Directors (the “Bank’s Compensation Committee”), to some or all of the employees who are parties to a Senior Executive Change of Control and Retention Agreement in effect as of the date of this resolution (such employees being the “Senior Executives” and such agreements being the “CoC Agreements”) on such terms and at such times as may be determined by the Bank’s Compensation Committee (the “Discretionary Pool”) based upon such Senior Executive’s efforts to assist the Bank’s compliance activities and other strategic initiatives undertaken by the Bank or the Corporation. Without limiting the foregoing, the Discretionary Pool may be used to pay bonus amounts for the 2004 calendar year and/or may be paid in the form of special retention payments as part of retention agreements. The following amounts shall count against such $1,500,000 maximum amount:

(1) any amounts directly paid to the Senior Executives out of such Discretionary Pool;

(2) any additional tax gross up payments that are required to be paid to the Senior Executives under Section 6.2 of the CoC Agreements as a result of such payments under (1) above; and

(3) any increase in the Senior Executive’s potential two times severance payments under Section 6.1(A) of the CoC Agreements, as a result of such payments under (1) above, over and above the amount of such potential severance payments based upon the average bonuses actually paid to the Senior Executives with respect to the 2002 and 2003 calendar years (for executives who were hired in 2003, such average shall equal the bonus actually paid with respect to the 2003 calendar year).

     FURTHER RESOLVED, that no payments from the Discretionary Pool shall be paid without the prior written approval of the Boards of Directors of the Bank and Riggs National Corporation and the receipt of any required regulatory approvals.